Exhibit 99.2

ASSET ACQUISITION AGREEMENT

BY AND AMONG

MESA LABORATORIES, INC.,

AMEGA SCIENTIFIC CORPORATION

AND

THE SOLE SHAREHOLDER OF

AMEGA SCIENTIFIC CORPORATION

November 6, 2013

TABLE OF CONTENTS

ASSET ACQUISITION AGREEMENT		1

WITNESSETH		1

ARTICLE I		1

Definitions		1

ARTICLE II		4

Transactions; Terms, Manner and Timing of Purchase		4

2.1	Purchase and Sale of Purchased Assets	4

2.2	Excluded Assets	5

2.3	Assumed Liabilities	6

2.4	Excluded Liabilities	6

2.5	Consideration	7

2.6	Closing Payment Adjustment	8

2.7	Time and Place of Closing	8

2.8	Prorations of Expenses	8

ARTICLE III		8

Representations and Warranties of Mesa		8

3.1	Organization	8

3.2	Authorization; Enforceability	9

3.3	No Violation or Conflict	9

3.4	Consents of Governmental Authorities and Others	9

3.5	No Brokers	9

3.6	Financing	9

3.7	Disclosure	9

3.8	No Additional Representations	10

ARTICLE IV		10

Representations and Warranties of Amega and the Sole Shareholder		10

4.1	Organization	10

4.2	Authorization; Enforceability	10

4.3	No Violation or Conflict	10

4.4	Permits	10

4.5	Real Property	11

4.6	Title to Purchased Assets	11

i

4.7	Inventory	11

4.8	Contracts	11

4.9	Accounts Receivable	12

4.10	Open Sales Orders	12

4.11	Litigation	12

4.12	Product Warranty	12

4.13	Employees	13

4.14	Employee Benefits	13

4.15	Consents of Governmental Authorities and Others	13

4.16	No Brokers	14

4.17	Compliance	14

4.18	Conduct of Business	14

4.19	Environmental Matters	14

4.20	Financial Statements	14

4.21	Intellectual Property	15

4.22	Properties	15

4.23	Disclosure	15

4.24	No Additional Representations	16

ARTICLE V		16

Additional Agreements		16

5.1	Survival of the Representations and Warranties	16

5.2	Investigation	16

5.3	Amega’s Indemnification	16

5.4	Mesa’s Indemnification	16

5.5	Indemnity Procedure	16

5.6	Limitations on Indemnification Obligations	18

5.7	Employees and Employee Benefits	18

ARTICLE VI		19

Closing; Deliveries; Conditions Precedent		19

6.1	Closing	20

6.2	Deliveries	20

6.3	Best Efforts	21

6.4	Conditions to Closing	21

ARTICLE VII		22

Covenants		22

7.1	General Confidentiality	22

7.2	General	22

7.3	Bulk Sales Law	22

ARTICLE VIII		22

Miscellaneous		22

8.1	Notices	22

8.2	Entire Agreement; Incorporation	23

8.3	Binding Effect	24

8.4	Assignment	24

8.5	Waiver and Amendment	24

8.6	No Third Party Beneficiary	24

8.7	Severability	24

8.8	Expenses	24

8.9	Headings	24

8.10	Other Remedies; Injunctive Relief	24

8.11	Counterparts	25

8.12	Remedies Exclusive	25

8.13	Governing Law	25

8.14	Jurisdiction and Venue	25

8.15	Participation of Parties	25

8.16	Further Assurances	25

8.17	Publicity	25

Exhibits

Disclosure Schedule

Exhibit A - Earn-Out Agreement

Exhibit B - Financial Statements

Exhibit C - Bill of Sale

Exhibit D - Assignment and Assumption Agreement

Exhibit E - Opinion of Counsel to Amega and the Sole Shareholder

Exhibit F - Assignment of Intellectual Property Assets

Exhibit G — Noncompetition, Nondisclosure and Nonsolicitation Agreement of Anthony Amato

Exhibit H — Tax Escrow Agreement by and among Mesa, Amega and Andrew N. Bernstein, P.C., as escrow agent

Exhibit I — Assignment and Assumption of Lease

ASSET ACQUISITION AGREEMENT

This ASSET ACQUISITION AGREEMENT (the “Agreement”) is dated as of November 6, 2013, by and among Mesa Laboratories, Inc., a Colorado corporation (“Mesa”) and Amega Scientific Corporation, a New Jersey corporation (“Amega”).  Anthony Amato (the “Sole Shareholder”), who owns all of the common stock of Amega, shall be a party to this Agreement with respect to the representations and warranties, and indemnification obligations in Article IV, Sections 5.4, 5.5 and 5.6.  Mesa, Amega and the Sole Shareholder are referred to herein collectively as the “Parties” and each individually as a “Party.”

WITNESSETH:

WHEREAS, Amega is engaged in the business of (i) conducting research and development relating to environmental parameter monitoring processes and equipment and (ii) developing, manufacturing, selling, and servicing environmental parameter monitoring devices, data collection hardware and related software (collectively, the “Business”); and

WHEREAS, Amega desires to sell, assign, transfer, convey and deliver to Mesa, and Mesa desires to purchase and acquire from Amega, all of the assets used or held for use in connection with, necessary for or relating to the Business, and Mesa has agreed to assume the Assumed Liabilities in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

Definitions

1.1  Definitions.  In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

“Affiliate” shall mean with respect to a specified Person, any other Person which, directly or indirectly,  through one or more intermediaries, controls or is controlled by or is under common control with such Person, and, without limiting the generality of the foregoing, includes, with respect to a Person (a) any other Person which beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person or beneficially owns or holds ten percent (10%) or more of any other equity interests in such Person, (b) any other Person with respect to which such Person beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person, or owns or holds ten percent (10%) or more of the equity interests of the other Person, and (c) any director or senior officer of such Person.  For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall mean this Asset Acquisition Agreement together with all exhibits and schedules referred to herein, which exhibits and schedules are incorporated herein and made a part hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefits Plan” shall mean any plan or arrangement for employee benefits, including any bonus, deferred compensation, severance, disability, salary continuation, fringe benefit, dependent care benefit, health benefit, death benefit, vacation, stock purchase or stock option, or supplemental unemployment benefit.

“Confidential Information” means any information concerning the businesses and affairs of Mesa or Amega that is not already generally available to the public.

“Disclosure Schedule” means the Disclosure Schedule attached to this Agreement and incorporated by reference herein and made a part hereof.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Encumbrance” means a lien or claim on an asset or property that is binding on the property and that can affect the clarity of a good title, or diminish the value of the asset or property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Statements” shall mean Amega’s unaudited consolidated balance sheets, statements of operations, changes in stockholders equity and cash flows as of and for the fiscal years ended December 31, 2011 and 2012, and for the nine (9) month period ended September 30, 2013.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” means any government or political subdivision, whether federal, foreign, state or local, or any agency or authority of any such government or political subdivision, or any federal, state, local or foreign court.

“Guaranty” shall mean, as to any Person, all liabilities or obligations of such Person, with respect to any indebtedness or other obligations of any other Person, which have been guaranteed, directly or indirectly, in any manner by such Person, through an agreement, contingent or otherwise, to purchase such indebtedness or obligation, or to purchase or sell property or services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to guarantee the payment to the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor.

“Intellectual Property” means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets.

“Knowledge” shall mean, in the case of an individual, the actual knowledge that such individual would have after a reasonable investigation.  In the case of Amega, the actual knowledge of Anthony Amato after reasonable investigation and inquiry of the officers, key employees, Affiliates and advisors of Amega.

“Law” and “Laws” shall mean any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

“Liability” or “Liabilities” shall mean any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes, other governmental charges or Litigation, of which Amega or the Sole Shareholder had Knowledge on the Closing Date, whether or not of a kind required by GAAP to be set forth on a financial statement.

“Litigation” shall mean any actions, suits, investigations, claims or proceedings.

“Material Adverse Effect” shall mean any event or condition of any character which has had or that will have an adverse effect of $10,000 or more on the condition (financial or otherwise), results of operations, assets, Liabilities, properties, or business of Mesa or Amega, as applicable, other than any event or condition to the extent arising from or relating primarily to (i) actions taken pursuant to the obligations of the parties expressly set forth in this Agreement, (ii) the industry in which the Business operates generally (and which is not specific to the Business and which does not affect the Business disproportionately as compared to other companies that compete with the Business), or (iii) any change in Law, rule or regulation applicable to either Mesa or Amega.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of Amega.

“Person” shall mean any natural person, corporation, unincorporated organization, partnership, association, limited liability company, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government or any other entity.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Tax” and “Taxes” shall mean (i) all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, withholding, severance, occupation, social security, unemployment compensation, alternative minimum, value added, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any governmental or regulatory authority with respect thereto, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns” shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Trademarks” means trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature.

“Trade Secrets” means technology, trade secrets and other Confidential Information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

The words “hereof”, “herein” and “hereunder” and the words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

ARTICLE II

Transactions; Terms, Manner and Timing of Purchase

2.1 Purchase and Sale of Purchased Assets. In accordance with the provisions of this Agreement and except for the Excluded Assets as set forth in Section 2.2, at the Closing, Amega will sell, convey, assign, transfer and deliver to Mesa, and Mesa will purchase and acquire from Amega, free and clear of all Encumbrances, all right, title and interest of Amega in and to all of the properties and assets of every kind and description, whether real, personal or mixed, tangible or intangible, and wherever located, used or held for use in connection with, necessary for or relating to the Business (collectively, the “Purchased Assets”), including the following:

(a) all notes and accounts receivable of the Business, including all trade accounts receivable and other rights to payment from customers, and the full benefit of all security for such accounts or rights to payment, including such receivables as set forth on Section 2.1(a) of the Disclosure Schedule;

(b) all inventories used or held for use in connection with, or relating to, the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used in the production of finished goods, including such inventory as set forth on Section 2.1(b) of the Disclosure Schedule (“Inventory”);

(c) all rights, including Intellectual Property rights, in and to products sold or leased in connection with, or related to, the Business and all Intellectual Property owned, created, acquired, licensed or used by Amega that is used in connection with or related to the Business at any time prior to and through the Closing Date (collectively, the “Purchased Intellectual Property”), and all other intangible rights, including all goodwill associated with the Business or the Purchased Assets, including the Intellectual Property set forth on Section 2.1(c) of the Disclosure Schedule;

(d) all rights, including Intellectual Property rights, in and to products under research and development in connection with the Business prior to the Closing;

(e) all contracts and all rights thereto (including all outstanding offers or solicitations made by or to Amega to enter into any such contract), to the extent used in the Business, including the contracts set forth on Section 4.8(a) of the Disclosure Schedule (collectively, the “Included Contracts”);

(f) all machinery, equipment, furniture, furnishings, computer hardware and software, materials, vehicles, tools, dies, molds and other items of tangible personal property of every kind and wherever located, used or held for use in connection with or related to the Business, including, without limitation, all of the assets set forth on Section 2.1(f) of the Disclosure Schedule, and the full benefit of all express or implied warranties by the manufacturers or sellers or lessors of any item or component part thereof to the extent such warranties (i) are not required by Amega to fulfill its obligations under this Agreement, (ii) are not related to the Excluded Assets or Excluded Liabilities, and (iii) are assignable;

(g) all Governmental Authorizations and all pending applications therefore or renewals thereof, in each case relating to the Business and to the extent transferable to Mesa;

(h) all books, records, files, studies, manuals, reports and other materials (in any form or medium) related to the Business, including all advertising materials, catalogues, price lists, mailing lists, distribution lists, client and customer lists, referral sources, supplier and vendor lists, purchase orders, sales and purchase invoices, correspondence, production data, sales and promotional materials and records, purchasing materials and records, research and development files, records, data and laboratory books, Intellectual Property disclosures, manufacturing and quality control records and procedures, service and warranty records, equipment logs, operating guides and manuals, drawings, product specifications, engineering specifications, blueprints, copies of all financial and accounting records, copies of Litigation files, personnel and employee benefits records related to employees of Amega engaged in the Business to the extent transferable under applicable Law, and copies of all other personnel records to the extent Amega is legally permitted to provide copies of such records to Mesa; in each case, to the extent relating to the Business;

(i) all claims, rights, credits, causes of actions, defenses and rights of set-off against third parties relating to or arising from the Business or any of the other Purchased Assets or Assumed Liabilities, in each case, whether accruing before or after the Closing, and including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which Amega may be entitled in connection with or relating to the Business or any of the other Purchased Assets or Assumed Liabilities, except as may be retained by Amega pursuant to the terms hereof and except for any claims Amega may have against its shareholders, officers or directors; and

(j) all rights relating to deposits and prepaid expenses received by Amega, advance billings received by Amega with respect to Included Contracts that are not yet completed, claims by Amega for refunds and rights of offset, in each case in connection with or relating to the Business, including those set forth on Section 2.1(j) of the Disclosure Schedule.

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement does not include the assumption of any Liability related to the Purchased Assets unless Mesa expressly assumes that Liability pursuant to Section 2.3.

2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, the following assets of Amega (collectively, the “Excluded Assets”) are excluded from the Purchased Assets, and are to be retained by Amega as of the Closing:

(a) all cash or cash equivalents of the Business;

(b) any bank or brokerage accounts of Amega and its subsidiaries;

(c) original copies of all financial and accounting records, minute books, non-classified records, stock ledgers and Tax records of Amega and its subsidiaries, and any other materials that Amega or its subsidiaries are required by Law to retain;

(d) the shares of the capital stock of Amega and its subsidiaries;

(e) all certificates for insurance, binders for insurance policies and insurance, and claims and rights thereunder and proceeds thereof, to the extent not transferable or assignable ;

(f) all claims for refund of Taxes and other governmental charges of whatever nature arising out of Amega’s operation of the Business or ownership of the Purchased Assets prior to the Closing;

(g) all Governmental Authorizations and all pending applications therefore or renewals thereof, to the extent not transferable or assignable;

(h) all claims, rights, credits, causes of actions, defenses and rights of set-off against third parties relating to or arising from the Excluded Liabilities, whether accruing before or after the Closing, and including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which Amega may be entitled in connection with or relating to the Excluded Assets or the Excluded Liabilities;

(i)  personal effects and those personal automobiles of the Sole Shareholder and certain employees as listed on Section 2.2(i) of the Disclosure Schedule; and

(k)  all rights of Amega under this Agreement and any other documents, instruments or certificates executed in connection with the transactions contemplated by this Agreement.

2.3 Assumed Liabilities. In accordance with the provisions of this Agreement, at the Closing, Mesa will assume and pay, perform and discharge when due only the following Liabilities of Amega (collectively, the “Assumed Liabilities”):

(a) all Liabilities related to the Hired Employees arising after the Closing;

(b) all accrued vacation benefits for the Hired Employees as of the Closing;

(c) all Liabilities of Amega arising after the Closing under the Included Contracts; and

(d) all Liabilities arising out of or relating to product warranty of any tangible or intangible products or services sold by Amega prior to the Closing.

2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement or any other writing to the contrary, and regardless of any information disclosed to Mesa or any of its Affiliates or representatives, Mesa does not assume and has no responsibility for any Liabilities of Amega other than the Assumed Liabilities specifically listed on Section 2.3 (the “Excluded Liabilities”). Without limiting the preceding sentence, the following is a non-exhaustive list of Excluded Liabilities that Mesa does not assume and that Amega will remain bound by and liable for, and will pay, perform and discharge when due:

(a) all Liabilities arising out of or relating to any Excluded Asset;

(b) all Liabilities under any contract that is not an Included Contract, including any Liability arising out of or relating to any Amega credit facilities or any security interest related thereto;

(c) all Liabilities under any Included Contract that arise after the Closing but that arise out of or relate to any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such contract;

(d) all Liabilities arising out of or relating to infringement, misappropriation or similar claims by any Person in connection with any tangible or intangible products or services used, sold or licensed by the Business prior to the Closing;

(e) all Liabilities arising out of or relating to indebtedness incurred by Amega;

(f) all Liabilities for Taxes arising as a result of the operation of the Business or ownership of the Purchased Assets prior to the Closing, including any Taxes that arise as a result of the sale of the Purchased Assets pursuant to this Agreement and any deferred Taxes of any nature;

(g) all Liabilities arising from or under any Environmental Law or occupational safety and health Law arising out of or relating to the operation of the Business prior to the Closing or the leasing, ownership or operation of real property by Amega prior to the Closing;

(h) all Liabilities arising under claims by (1) Hired Employees relating to time periods prior to the Closing, other than accrued vacation benefits or (2) employees or former employees, consultants, independent contractors, directors, or other service providers of Amega (other than Hired Employees) relating to time periods prior to or after the Closing, including without limitation for compensation and hours of work (including overtime wages), benefits (including workers’ compensation and unemployment benefits), worker classification, fair employment practices (including discrimination, equal employment, and record-keeping requirements), meals and rest periods, employee safety and health, immigration, termination or continuation of their employment, or lack or delay of any notice relating to their employment;

(i) all Liabilities to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Amega for actions taken (or failure to act) prior to the Closing;

(j) all Liabilities arising from a failure to comply on the part of Amega with any applicable bulk sales Law or fraudulent transfer Law in connection with this Agreement;

(k) all Liabilities arising under the WARN Act in connection with this Agreement or the transactions contemplated by this Agreement;

(l) all Liabilities arising out of or resulting from Amega’s compliance or non-compliance with any Law;

(m) all Liabilities relating to any negotiations, agreements or other transactions, if any, by Amega with any third party that relate to the acquisition of Amega or any of its assets or Business or any termination of related negotiations or arrangements;

(n) all professional, financial advisory, broker, finder or other fees of any kind incurred by Amega;

(o) all Liabilities of Amega arising out of or incurred in connection with this Agreement, the transactions contemplated by this Agreement, or any other certificate, document or instrument executed in connection with the transactions contemplated by this Agreement, including Amega’s disclosures to or negotiations with creditors or stockholders, solicitations of proxies or written consents from any Persons, or other legal obligations of Amega; and

(p) all other Liabilities (other than Assumed Liabilities) arising out of the operations of the business of Amega (including the Business) or otherwise prior to the Closing, or based upon the acts or omissions of Amega occurring after the Closing.

2.5 Consideration;

(a) The total consideration for the Purchased Assets (“Purchase Price”) consists of the sum of the following:

(i) ten million dollars ($10,000,000) (the “Closing Payment”) subject to the A/R+S/O Amount (defined below);

(ii) the assumption of the Assumed Liabilities;

(iii) a future payment of one million dollars ($1,000,000) (the “Holdback Amount”) which shall be payable to Amega at the one (1) year anniversary date of the Closing Date, provided, however, that the Holdback Amount shall be reduced on a dollar for dollar basis to the extent necessary to satisfy in full each and every Mesa Loss subject to the limitations contained in Section 5.6 hereof; and

(iv) all future payments, up to a maximum of ten million dollars ($10,000,000) (the “Earn-Out Payment”), as are set forth in a separate agreement (the “Earn-Out Agreement”), attached hereto as Exhibit A.

(b) All payments of cash pursuant to this Section 2.5 shall be made in immediately available funds by wire transfer to an account or accounts specified by Amega at least two (2) business days prior to the date such payments are to be made.

2.6 Closing Payment Adjustment.  The Closing Payment will be adjusted on a dollar for dollar basis either up or down, based on the amount by which the sum of the accounts receivable and open sales orders (the “A/R+S/O Amount”) as of the Closing varies from one million seven hundred fifty five thousand dollars ($1,755,000).  The Closing Payment shall be (A) reduced by the amount, if any, by which the A/R+S/O Amount is less than $1,755,000 or (B) increased by the amount, if any, by which the A/R+S/O Amount is greater than $1,755,000.  Immediately prior to Closing Amega shall deliver to Mesa an accounting of the A/R+S/O Amount, along with all supporting material to allow Mesa to verify such amount prior to Closing.

2.7 Time and Place of Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M. on November 6, 2013, or at such other date and time as may be mutually agreed upon by the parties (the “Closing Date”).  The Closing shall be held at a location as may be mutually agreed upon by the Parties.

2.8 Prorations of Expenses.  On the Closing Date, or as promptly as practicable following the Closing Date, the personal property taxes, real estate taxes, lease and rental payments including but not limited to facility rental payments, water, gas, electricity, telephone, cellular phones and other utilities, local business or other license fees or taxes, insurance premiums (to the extent such insurance policies are assigned) and other similar periodic charges payable with respect to the Purchased Assets or the Business shall be prorated between Mesa and Amega effective as of the Closing Date.

ARTICLE III

Representations and Warranties of Mesa

In order to induce Amega to enter into this Agreement and to consummate the transactions contemplated hereby, Mesa makes the representations and warranties set forth below to Amega:

3.1 Organization.  Mesa is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado.  Mesa is duly qualified to transact business in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect on Mesa.

3.2 Authorization; Enforceability.  The execution, delivery and performance of this Agreement by Mesa and all other agreements to be executed, delivered and performed by Mesa pursuant to this Agreement and the consummation by Mesa of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Mesa.  This Agreement has been duly authorized, executed and delivered by Mesa, and constitutes the legal, valid and binding obligation of Mesa, assuming the due authorization, execution and delivery of this Agreement by Amega and the Sole Shareholder, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other Laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3 No Violation or Conflict.  The execution, delivery and performance of this Agreement by Mesa, and the consummation by Mesa of the transactions contemplated hereby: (a) to the Knowledge of Mesa, do not violate or conflict with any provision of Law or regulation; (b) do not violate or conflict with any writ, order or decree of any court or governmental or regulatory authority, or any provision of Mesa’s Articles of Incorporation or Bylaws; and (c) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default), cause the acceleration of performance, give to others any right of termination, amendment, acceleration or cancellation of or require any consent under, or result in the creation of, any lien, charge or encumbrance upon any property or assets of Mesa pursuant to any instrument or agreement to which Mesa is a party or by which Mesa or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing.

3.4 Consents of Governmental Authorities and Others.  Other than in connection with the provisions of the Colorado Business Corporation Act, the Exchange Act, and the Securities Act, no consent, approval, order or authorization of, or registration, declaration, qualification or filing with, any federal, state or local governmental or regulatory authority, or any other Person, is required to be made by Mesa in connection with the execution, delivery or performance of this Agreement by Mesa or the consummation by Mesa of the transactions contemplated hereby, excluding the execution, delivery and performance of this Agreement by Mesa.

3.5 No Brokers.  Neither Mesa nor any of its officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in an obligation of Mesa to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

3.6 Financing.  Mesa has sufficient funds or it has a line of credit available to it sufficient to close this transaction.

3.7 Disclosure.  To the Knowledge of Mesa, no representation or warranty of Mesa contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of Mesa to Amega pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits to state a material fact necessary in order to provide Amega with full and proper information as to the business, financial condition, assets, liabilities, or results of operations of Mesa.

3.8 No Additional Representations.  Mesa does not make any representations or warranties relating to Mesa’s business in connection with the contemplated transactions other than those expressly set forth in this Agreement.  Without limiting the generality of the foregoing, Amega hereby acknowledges that, except as otherwise specifically provided in this Agreement, neither Mesa, nor any of its officers, employees, or agents, has made any warranty regarding Mesa’s business, including, but not limited to, any warranty of future business performance, and Amega hereby disclaims all express or implied warranties related to Mesa’s business.

ARTICLE IV

Representations and Warranties of Amega and the Sole Shareholder

In order to induce Mesa to enter into this Agreement and to consummate the transactions contemplated hereby, Amega and the Sole Shareholder jointly and severally make the representations and warranties set forth below to Mesa:

4.1 Organization.  Amega is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey.  Amega is duly qualified to transact business in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect on Amega.

4.2 Authorization; Enforceability.  The execution, delivery and performance of this Agreement by Amega and all other agreements to be executed, delivered and performed by Amega pursuant to this Agreement and the consummation by Amega of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Amega.  This Agreement has been duly authorized, executed and delivered by Amega, and constitutes the legal, valid and binding obligation of Amega, assuming the due authorization, execution and delivery of this Agreement by Mesa, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other Laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3 No Violation or Conflict.  The execution, delivery and performance of this Agreement by Amega, and the consummation by Amega of the transactions contemplated hereby: (a) to the Knowledge of Amega, do not violate or conflict with any provision of Law or regulation; (b) do not violate or conflict with any writ, order or decree of any court or governmental or regulatory authority, or any provision of Amega’s Articles of Incorporation or Bylaws; and (c) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default), cause the acceleration of performance, give to others any right of termination, amendment, acceleration or cancellation of or require any consent under, or result in the creation of, any lien, charge or encumbrance upon any property or assets of Amega pursuant to any instrument or agreement to which Amega is a party or by which Amega or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing.

4.4 Permits.  Section 4.4 of the Disclosure Schedule sets forth a complete list of all material permits held by Amega, and all such permits are transferrable to Mesa at no cost.  Amega holds all material permits necessary to conduct the Business as conducted on the date hereof and Amega has complied, in all material respects, with the terms and conditions of such permits.

4.5  Real Property.  Section 4.5 of the Disclosure Schedule sets forth a complete and accurate list of all real property leased by Amega (the “Leased Real Property”).

(a)  The Leased Real Property comprises all of the real property owned, leased, occupied or used by Amega.  Amega is not a party to any contract, agreement or other obligation to purchase or lease any real property or any interest therein not listed on Schedule 4.5 of the Disclosure Schedule.  The Leased Real Property and all buildings, structures, facilities, fixtures and other improvements thereon (collectively, the “Improvements”) are in good working condition and repair (normal wear, tear and maintenance excepted) and are suitable for the operation of the Business as currently conducted.

(b)  Amega has not received notice of any condemnation, expropriation, eminent domain, zoning or other land use proceeding relating to any portion of the Leased Real Property that would adversely affect the current use or occupancy thereof or Amega’s interest therein.

(c)  The Improvements and the Leased Real Property are in material compliance with all applicable Laws, permits, orders and restrictions of any Governmental Authority, including those relating to zoning, land use, safety, health, access and easements, and all insurance requirements affecting the Leased Real Property and the Improvements (collectively, the “Real Property Laws”).  Amega has not received any notice of violation of any Real Property Law.

4.6  Title to Purchased Assets.  Amega owns good and transferable title to, or a valid transferable leasehold interest in, the Purchased Assets, free and clear of any Encumbrances.

4.7  Inventory.  All of the Inventory of Amega (including raw materials, supplies, manufactured and processed parts, work in process, finished goods and packaging materials) reflected in the balance sheet included in the Financial Statements consists of inventory of a quality, quantity and mix usable and salable in the Ordinary Course of Business, subject to a reasonable allowance for obsolete, damaged or defective products in accordance with the past custom and practice of Amega.

4.8  Contracts.

(a)           Section 4.8(a) of the Disclosure Schedule contains an accurate and complete list of, and to the extent in writing, Amega has delivered to Mesa accurate and complete copies of:

(i)            each contract related to the Business other than written orders entered into in the Ordinary Course of Business for the sale of products or services of the Business;

(ii)           each contract related to the Business that involves performance of services or delivery of goods or materials to Amega for use in the Business in excess of Ten Thousand and No/100 Dollars ($10,000.00) or involving performance over a period of more than one (1) year following the Closing Date; and

(iii)          each amendment, supplement, and modification in respect of any of the foregoing.

The foregoing contracts, along with contracts involving de minimus amounts entered into by Amega in the Ordinary Course of Business, are collectively referred to herein as the “Business Contracts”.

(b)           Except as set forth on Section 4.8(b) of the Disclosure Schedule:

(i)            each of the Business Contracts is in full force and effect, is valid and enforceable against Amega in accordance with its terms,  and would not, if performed by Amega in accordance with its terms, violate any governmental authorization, legal requirement or order applicable to Amega as of the date hereof;

(ii)           except as set forth on Section 4.8(b)(ii) of the Disclosure Schedule, each Business Contract identified or required to be identified on Section 4.8(a) of the Disclosure Schedule is assignable by Amega to Mesa without the consent of any other Person;

(iii)          there exists no material default or breach on the part of Amega or any other party to any Business Contract, and Amega has not given or received any written notice, or oral notice, of any actual or alleged violation, breach or default under any Business Contract and there is no current dispute between Amega and any other party to any Business Contract regarding Amega’s or such other party’s performance under any  Business Contract; and

(iv)          no improvement, new product development, change in functionality, or other performance alteration is necessary for Amega to perform any Business Contract or outstanding warranty Liability with respect to any products or services of the Business.

4.9  Accounts Receivable.  The accounts receivable shown on the Financial Statements arose from bona fide transactions in the Ordinary Course of Business.  All of the accounts receivable, promissory notes and other notes receivable, deferred charges, chattel paper and other rights to receive payments by Amega are, as of the Closing Date, in the aggregate collectible in the Ordinary Course of Business, subject to reserves consistent with past practice.  The accounts receivable of Amega arising after the most recent fiscal month end included on the Financial Statements and prior to the date hereof arose from bona fide transactions in the Ordinary Course of Business.  No account debtor of Amega has proposed nor has Amega granted or extended any discount or reduction with respect to such account debtor’s accounts receivable outside the Ordinary Course of Business.

4.10 Open Sales Orders.  Section 4.10 of the Disclosure Schedule contains an accurate and complete list of all Open Sales Orders as of the Closing.  The open sales orders listed in the Books and Records of Amega (“Open Sales Orders”) arose from bona fide, firm purchase orders received from customers which have been accepted by Amega in the Ordinary Course of Business.  All such Open Sales Orders represent non-cancelable contracts between Amega on the one hand and the customer on the other, for the purchase of Amega products and/or services not yet delivered by Amega.

4.11  Litigation.  Amega is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and there is no pending or threatened action, suit, proceeding, audit, arbitration, legal proceeding, enforcement proceeding, hearing, investigation, inquiry or review against Amega in or before any Governmental Authority.

4.12  Product Warranty.  All of the products manufactured, sold, leased and delivered by Amega have conformed in all material respects with all applicable contractual commitments and all express warranties.  Amega has no outstanding Liability for replacement or repair thereof or other damages in connection therewith except to the extent reflected in the Financial Statements or in the Ordinary Course of Business.  All of the products manufactured, sold, leased and delivered by Amega are subject to Amega’s product warranties, a correct and complete copy of which is attached to Section 4.12 of the Disclosure Schedule.  Amega has provided to Mesa all of the material terms and conditions of sale for products manufactured by Amega (containing applicable Guaranty, warranty, and indemnity provisions).  Except as set forth on Section 4.12 of the Disclosure Schedule, there are no warranties, commitments or obligations with respect to the return, repair or replacement of products manufactured, sold, leased or delivered by Amega.  None of the products sold by Amega has been the subject of any replacement, field fix, retrofit, or modification pursuant to a recall campaign by Amega and no such campaign is currently being conducted or contemplated by Amega or is required to be conducted by any Governmental Authority.

4.13  Employees. Amega is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.  Amega is not subject to any charge, demand petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization, nor is there any pending or threatened labor strike, dispute, walkout, work stoppage, slow down or lockout involving Amega.  Amega has not violated the WARN Act.

(a)  Section 4.13(a) of the Disclosure Schedule sets forth a correct and complete list, including the name, position, and accrued vacation, of each of the employees of Amega as of the Closing Date.  Except as set forth on Section 4.13(a) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not entitle any employee, officer or director of Amega to any change in control payments, severance payments, bonus, retirement allowance or benefit or any other type of payment due to any agreement between Amega and any such employee, officer or director of Amega.

(b)  Amega has complied in all material respects with all applicable Laws relating to the employment of labor, including the Fair Labor Standards Act of 1938, as amended.  No action, suit, proceeding, charge, complaint, claim, investigation, demand or notice is pending or threatened against Amega by any Person or any Governmental Authority alleging any failure to comply with any Law relating to the employment of labor.

4.14  Employee Benefits. Section 4.14 of the Disclosure Schedule lists each Company Benefits Plan that Amega maintains, or with respect to which Amega has any Liability.

(a)  Each such Company Benefits Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Company Benefits Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

(b)  All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Company Benefits Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Amega.  All premiums or other payments that are due for all periods ending on or before the Closing Date have been paid with respect to each such Company Benefits Plan that is an Employee Welfare Benefit Plan.

(c)  There have been no Prohibited Transactions with respect to any Employee Benefit Plan maintained by Amega or any Employee Benefit Plan maintained by an ERISA Affiliate.  No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Company Benefits Plan.  No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Company Benefits Plan (other than routine claims for benefits) is pending or threatened.

(d)  Amega has no “nonqualified deferred compensation plan” subject to Code §409A.

4.15   Consents of Governmental Authorities and Others.  Except for the consents set forth on

Schedule 4.15 of the Disclosure Schedule, no consent, approval or authorization of, or registration, qualification or filing with, any federal, state or local governmental or regulatory authority, or any other Person, is required to be made by Amega in connection with the execution, delivery or performance of this Agreement by Amega or the consummation by it of the transactions contemplated hereby, excluding the execution, delivery and performance of this Agreement by Amega.

4.16  No Brokers.  Neither Amega nor the Sole Shareholder has employed any broker or finder, and has not incurred and will not incur, directly or indirectly, any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

4.17  Compliance.  Amega is in compliance in all material respects with all federal, state, local and foreign Laws, ordinances, regulations, judgments, rulings, orders and other requirements applicable to Amega and its Business, assets and properties, except where such noncompliance would not have a Material Adverse Effect on Amega.   Amega is not subject to any judicial, governmental or administrative inquiry, investigation, order, judgment or decree.

4.18  Conduct of Business.  Since August 31, 2013, Amega has conducted its business in the ordinary and usual course consistent with past practices and there has not occurred any Material Adverse Effect in the condition (financial or otherwise), results of operations, properties, assets, liabilities, or business of Amega, except as disclosed on Section 4.18 of the Disclosure Schedule.  Since August 31, 2013, Amega has not; (a) suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect on any of its properties, assets, or business; (b) granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any lien, charge or encumbrance of any kind; (c) made or committed to make any capital expenditures in excess of $10,000; (d) become subject to any Guaranty; (e) entered into any agreement which would be a material Business Contract, or amended or terminated any existing material Business Contract; (f) been named as a party in any Litigation, or become the focus of any investigation by any government or regulatory agency or authority; or (g) experienced any other event or condition of any character which has had a Material Adverse Effect on Amega.

4.19  Environmental Matters.  Except as disclosed on Section 4.19 of the Disclosure Schedule, no real property used by Amega presently or in the past has been used by Amega to manufacture, treat, store, or dispose of any hazardous substance and such property is free of all such substances such that the condition of the property is in compliance in all material respects with applicable Environmental Laws (as defined below). Amega is in compliance in all material respects with all applicable Laws, regulations and other federal, state or local governmental requirements, and all applicable judgments, orders, writs, notices, decrees, permits, licenses, approvals, consents or injunctions relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollutant or toxic or hazardous substance (including, without limitation, asbestos, radioactive material and pesticides) (the “Environmental Laws”) applicable to Amega or its business as a result of any hazardous substance utilized by Amega in its business or otherwise placed by Amega at any of the facilities owned, leased or operated by Amega, or in which Amega has a contractual interest.  Amega has not received any complaint, notice, order, or citation of any actual, threatened or alleged noncompliance by Amega with any Environmental Laws, and there is no Litigation pending or threatened against Amega with respect to any violation or alleged violation of the Environmental Laws and there is no reasonable basis for the institution of any such Litigation.

4.20  Financial Statements.  Attached hereto as Exhibit B are Amega’s Financial Statements.  The Financial Statements (a) have been prepared in accordance with the books of account and records of

Amega; (b) fairly present, and are true, correct and complete statements in all material respects of, Amega’s financial condition, value of assets and liabilities, and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared utilizing consistently applied accounting principles which, overall, fairly reflect the results of operations of Amega.

4.21  Intellectual Property.

(a)  Section 4.21(a) of the Disclosure Schedule contains a true and correct statement of all of the Intellectual Property owned by Amega.  Amega has taken all necessary and commercially reasonable action and paid all fees and costs necessary to maintain the validity of any patent and Trademark registration.

(b)  Amega has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Amega must license or refrain from using any intellectual property rights of any third party).  No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of its Intellectual Property rights.

(c)  Except as set forth on Section 4.21(c) of the Disclosure Schedule, Amega has not granted any license, agreement, or other permission to any third party with respect to any of its Intellectual Property.

(d)  With respect to each item of Intellectual Property and except as set forth on Section 4.21(d) of the Disclosure Schedule, Amega possesses all right, title, and interest in and to the Intellectual Property free and clear of any security interest, license or other encumbrance.

(e)  The Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

(f)  No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the Intellectual Property.

(g)  Except as set forth on Section 4.21(g) of the Disclosure Schedule, Amega has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the Intellectual Property.

4.22  Properties.  Except for the leased tangible personal property reported on Section 4.22 of the Disclosure Schedule, Amega has, or will have at the Closing, good, clear and marketable title to all the tangible properties and tangible assets reflected in the Financial Statements as being owned by Amega or acquired after the date thereof which are, individually or in the aggregate, material to the Business (except properties sold or otherwise disposed of since the date thereof in the Ordinary Course of Business), free and clear of all material liens.

4.23  Disclosure.  To the Knowledge of Amega, no representation or warranty of Amega contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of Amega to Mesa pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits to state a material fact necessary in order to provide Mesa with full and proper information as to the business, financial condition, assets, liabilities, or results of operations of Amega.

4.24  No Additional Representations.  Amega does not make any representations or warranties relating to the Sale Assets or the Business in connection with the contemplated transactions other than those expressly set forth in this Agreement.  Without limiting the generality of the foregoing, Mesa hereby acknowledges that, except as otherwise specifically provided in this Agreement, neither Amega, nor any of its officers, employees, or agents, nor the Sole Shareholder has made any warranty regarding the physical condition of the Sale Assets, including, but not limited to, any warranty of merchantability or warranty of suitability for a particular purpose, and Mesa hereby disclaims the implied warranty of merchantability, the implied warranty of suitability for a particular purpose, and all express or implied warranties related to the quality of or otherwise relating to the physical condition of the Purchased Assets.

ARTICLE V

Additional Agreements

5.1  Survival of the Representations and Warranties.  The representations and warranties contained in this Agreement will survive the Closing Date and will continue in full force and effect for a period of one (1) year from the Closing Date (the “Cut Off Date”), except for claims for which written notice has been provided in accordance with this Article V and that are pending as of the Cut Off Date; provided, however, in the case of fraud or the representations and warranties as to Environmental Matters (Section 4.19) and Employee Benefits (Section 4.14), such representations and warranties shall survive for a period of five (5) years after the Closing Date.

5.2  Investigation.  The representations, warranties, covenants and agreements set forth in this Agreement and the Disclosure Schedule shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made.

5.3  Amega’s Indemnification.  Mesa agrees to indemnify and hold harmless Amega and each of Amega’s shareholders, directors, officers, employees, Affiliates and agents from and against any loss, claim, liability, cost, expense or other damages, including reasonable legal fees and expenses (an “Amega Loss”), which is caused by or arises out of: (a) any breach or default in the performance by Mesa of any covenant or agreement made by Mesa in this Agreement; (b) any breach of any representation or warranty made by Mesa in this Agreement; and (c) any and all Litigation incident to any of the foregoing.

5.4  Mesa’s Indemnification.  Amega and the Sole Shareholder, jointly and severally, agree to indemnify and hold harmless Mesa, and each of its shareholders, directors, officers, employees, Affiliates and agents from and against any loss, claim, liability, cost, expense or other damages (including reasonable legal fees and expenses) (a “Mesa Loss”) which is caused by or arises out of: (a) any breach or default in the performance by Amega or the Sole Shareholder of any covenant or agreement made by Amega or the Sole Shareholder in this Agreement; (b) any breach of any representation or warranty made by Amega or the Sole Shareholder in this Agreement; and (c) any and all Litigation incident to any of the foregoing.

5.5  Indemnity Procedure.  A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other party or parties claiming indemnity is referred to as the “Indemnified Party”.  Amega Losses or Mesa Losses are referred to herein as “Losses”.

(a)  An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within thirty (30) calendar days of the receipt of any written claim from any such third party, but not later than twenty (20) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give written notice as soon as practicable to the Indemnifying Party after the Indemnified Party becomes aware of any fact, event or condition which may give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.

(b)  The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least fifteen (15) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required.  If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party’s approval of such counsel, which approval shall not be unreasonably withheld), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim.  The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld).  So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be inappropriate.  If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party, proceed in a commercially diligent manner to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim.  In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim.

(c)  The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

(d)  With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earliest to occur of:  (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim.  Notwithstanding the foregoing, provided that there is no dispute as to the applicability of indemnification and provided that the Indemnifying Party is responsible under Subsection (b) above for the fees of the Indemnified Party’s separate legal counsel, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party.  With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

5.6  Limitations on Indemnification Obligations.

(a)  The maximum aggregate indemnification for all Losses of an Indemnified Party shall be limited to the Purchase Price exclusive of all earned, accrued and paid Earn Out Payments.  The maximum aggregate indemnification of an Indemnified Party shall be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Loss.  The Indemnified Party shall in a timely fashion submit a claim to its insurance carrier with respect to any Losses for which the Indemnifying Party is obligated to provide indemnification hereunder.

(b)  An Indemnifying Party shall not be obligated to indemnify against Losses of the Indemnified Party until the aggregate amount of Losses exceeds Ten Thousand Dollars ($25,000) (the “Indemnification Threshold”), in which event the Indemnified Party shall be entitled to such indemnification from the Indemnifying Party for all Losses; provided, however, that the Indemnification Threshold shall not apply to Losses which are caused by or arise out of any fraudulent act of the Indemnifying Party or Losses that are caused by or arise out of any intentional breach in the performance by the Indemnifying Party of any covenant or agreement made by the Indemnifying Party in this Agreement.

(c)  The obligations of indemnification contained herein shall survive Closing for a period of (i) with respect to indemnification arising from a third party claim, three (3) months following the expiration of the statute of limitations applicable to such third party claim, and (ii) with respect to indemnification arising from any other cause or claim, three (3) years after the Closing Date.

5.7  Employees and Employee Benefits.

(a)  Amega will use all commercially reasonable efforts to cause its employees  who are employed or retained in the operation of the Business, including the employees set forth on Section 4.13 of the Disclosure Schedule, to make available their employment services to Mesa.  Mesa is not obligated to hire any employee of Amega but may, prior to the Closing at times mutually agreed upon with Amega, interview and may make offers of employment to any or all of the Amega employees who are employed or retained in the operation of the Business.  Subject to applicable Law, Mesa will have reasonable access to the personnel records (including without limitation performance appraisals, disciplinary actions, and grievances) of Amega for the purpose of preparing for and conducting employment interviews with any or all of such employees.  Such employees who accept Mesa’s offer of employment (the “Hired Employees”) effective as of the Closing shall become employees of Mesa.  The Hired Employees shall be entitled to a transfer of tenure for prior employment with Amega for the purpose of computing health and other benefits.  Prior to the Closing, Amega will provide or cause the Hired Employees to provide to Mesa completed I-9 forms and attachments with respect to all Hired Employees.  Effective immediately before the Closing, Amega will terminate the employment of all of the Hired Employees.

(b)  Mesa will set its own initial terms and conditions of employment for the Hired Employees and others it may hire, including without limitation work rules, benefits and salary and wage structure, all as permitted by applicable Law.  Amega will be solely liable for any termination notice severance or similar payment required to be made to any of its employees as a result of the transactions contemplated by this Agreement.

(c)  It is understood and agreed that (i) Mesa’s expressed intention to extend offers of employment as set forth in this Section will not constitute a contract (express or implied) on the part of Mesa to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Mesa may establish pursuant to individual offers of employment and (ii) employment offered by Mesa is “at will” and all Hired Employees will remain at will employees and the employment of such Hired Employees may be terminated by Mesa or by the Hired Employee at any time for any reason. For the avoidance of doubt, nothing in this Agreement will be deemed to prevent or restrict in any way the right of Mesa to terminate, reassign, promote or demote any of the Hired Employees after the Closing, or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(d)  From and after the Closing, Amega will remain solely responsible for all liabilities to or in respect of its employees and former employees, including Hired Employees, and beneficiaries and dependents of any such employee or former employee, relating to or arising in connection with or as a result of: (i) Amega employment of any such employee or former employee or the actual or constructive termination of employment of any such employee or former employee (including without limitation in connection with the consummation of the transactions contemplated by this Agreement and including the payment of any termination, notice, severance or similar payments and the provision of health plan continuation coverage in accordance with the requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code), or (ii) accrued but unpaid salaries, wages, bonuses, incentive compensation, or other compensation or payroll items as a result of employment by Amega.

(e)  From and after the Closing, Amega will remain solely responsible for all liabilities to or in respect of the Hired Employees and their beneficiaries or dependents relating to or arising in connection with any claims, whether such claims are asserted before, on or after the Closing Date, for life, disability, accidental death or dismemberment, supplemental unemployment compensation, medical, dental, hospitalization, other health or other welfare or fringe benefits or expense reimbursements which claims relate to or are based upon an occurrence before the Closing Date (including claims for continuing treatment in respect of any illness, accident, disability, condition or confinement which occurs or commences before the Closing Date).

(f)  From and after the Closing, Mesa will be solely responsible for all liabilities to or in respect of the Hired Employees, and beneficiaries and dependents of any such Hired Employees, relating to or arising in connection with or as a result of: (i) Mesa’s employment of any such Hired Employee or the actual or constructive termination of any such Hired Employee (including the payment of any termination, notice, severance or similar payments and the provision of health plan continuation coverage in accordance with the requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code), or (ii) accrued but unpaid salaries, wages, bonuses, incentive compensation, or other compensation or payroll items as a result of employment by Mesa, including, but not limited to, vacation time accrued while in the employ of Amega but not yet taken by the Hired Employees.

(g)  From and after the Closing, Mesa will be solely responsible for all liabilities to or in respect of the Hired Employees and their beneficiaries or dependents relating to or arising in connection with any claims for life, disability, accidental death or dismemberment, supplemental unemployment compensation, medical, dental, hospitalization, other health or other welfare or fringe benefits or expense reimbursements which claims relate to or are based upon an occurrence on or after the Closing Date (including claims for continuing treatment in respect of any illness, accident, disability, condition or confinement which occurs or commences on or after the Closing Date).

ARTICLE VI

Closing; Deliveries; Conditions Precedent

6.1  Closing. All proceedings taken and all documents executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

6.2  Deliveries.

(a)   At the Closing, Mesa shall deliver the following:

(i)  ten million dollars ($10,000,000) in cash to Amega representing the Closing Payment, as provided by Section 2.5(a)(i), subject to possible adjustment as per Section 2.6, and less any tax escrow required pursuant to Section 7.3 hereof which shall be delivered to Andrew N. Bernstein, P.C. as escrow agent under the Tax Escrow Agreement (as hereinafter defined);

(ii)  a certificate to Amega, dated as of the Closing Date, of an officer of Mesa setting forth that authorizing resolutions were adopted by Mesa’s Board of Directors approving the terms and conditions of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, along with an executed copy of the foregoing authorizing resolutions attached thereto;

(iii)  a fully executed assignment and assumption agreement to Amega executed by Mesa whereby Mesa assumes all of the Assumed Liabilities and Amega assigns all of the Purchased Assets that are intangible personal property in the form of Exhibit D attached hereto and made a part hereof (the “Assignment and Assumption Agreement”);

(iv)  the fully executed Earn-Out Agreement in the form of Exhibit A;

(v)  the fully-executed Tax Escrow Agreement by and among Amega, Mesa and Andrew N. Bernstein, P.C., as escrow agent, in the form of Exhibit H attached hereto and made a part hereof (the “Tax Escrow Agreement”);

(vi)  the fully-executed Assignment and Assumption of Lease in the form of Exhibit I attached hereto and made a part hereof (the “Assignment of Lease”); and

(vii)   such other documents and instruments as required to be delivered by Mesa pursuant to this Agreement or as Amega may reasonably request.

(b)         At Closing, Amega shall deliver or cause to be delivered the following documents to Mesa:

(i)  a bill of sale for all of the Purchased Assets that are tangible personal property in the form of Exhibit C attached hereto and made a part hereof  (the “Bill of Sale”) executed by Amega;

(ii)  the Assignment and Assumption Agreement executed by Amega;

(iii)  a certificate, dated as of the Closing Date, of an officer of Amega setting forth that authorizing resolutions were adopted by Amega’s Board of Directors approving the terms and conditions of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, along with an executed copy of the foregoing authorizing resolutions attached thereto;

(iv) an opinion of counsel to Amega and the Sole Shareholder, dated as of the Closing Date, in a form attached hereto as Exhibit E to this Agreement;

(v)  assignments of all Intellectual Property assets in the form of Exhibit F attached hereto and made a part hereof executed by Amega;

(vi) noncompetition, nondisclosure and nonsolicitation agreements executed by Anthony Amato, in the form of Exhibit G;

(vii) the Assignment of Lease executed by Amega;

(viii) the Tax Escrow Agreement executed by Amega; and

(ix)   such other deeds, bills of sale, assignments, Consents to assignments, certificates of title, and other instruments of transfer and conveyance (including with respect to Governmental Authorizations included in the Purchased Assets) as may reasonably be requested by Mesa, each in form and substance satisfactory to Mesa and executed by Amega and, as the case may be, Third Parties;

6.3  Best Efforts.  Subject to the terms and conditions provided in this Agreement, each of the Parties shall use their respective best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those of the conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary consents, authorizations, orders, approvals and waivers.

6.4  Conditions to Closing.  Prior to and as conditions precedent to Closing:

(a)  Amega shall provide to Mesa such other documents and instruments as JPMorgan Chase, as Mesa’s lender, may reasonably request regarding Amega.

(b)  Amega shall have received all consents required as to the transactions contemplated hereby, including, without limitation, all consents required to achieve assignment of the current material Business Contracts with any of the third parties listed on Section 4.8(a) of the Disclosure Schedule.

ARTICLE VII

Covenants

7.1  General Confidentiality.  Each of the Parties will treat and hold as such all of the Confidential Information of the other Parties, refrain from using any of the Confidential Information except in connection with this Agreement, and unless there is a closing on the sale contemplated by this Agreement, deliver promptly to the owner of such Confidential Information or destroy, at the request and option of the owner of the Confidential Information, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.  In the event that any of the Parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will notify the affected Party promptly of the request or requirement so that the affected Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.1.  If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Parties is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its commercially reasonable efforts to obtain, at the request and expense of the affected Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the affected Party shall designate. The foregoing provisions shall not apply to any Confidential Information which (i) is generally available to the public immediately prior to the time of disclosure or (ii) is or becomes available to the receiving Party on a nonconfidential basis from a third party who, to the best of such receiving Party’s knowledge, is not prohibited from disclosing such information to such receiving Party by a legal, contractual or fiduciary obligation to the affected Party.

7.2  General.  In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article V).

7.3  Bulk Sales Law.  Mesa and Amega shall comply with the provisions of any Laws or tax Laws with respect to bulk transfers of New Jersey in connection with the transactions contemplated by this Agreement.  Mesa and Amega shall cooperate with each other in completing and simultaneously filing the Notification of Sale, Transfer or Assignment in Bulk (Form C-9600) and the Asset Transfer Tax Declaration (Form TTD) with the State of New Jersey, Department of Treasury, Division of Taxation (the “Division”).  Mesa shall withhold from the Closing Payment and deposit in escrow with Mesa’s counsel the amount requested by the Division to be so withheld, if any.  Such withheld amount shall not be released to Amega until the Division informs Mesa or its counsel that it may forward the withheld amount to Amega without incurring liability to the State of New Jersey for doing so.  Upon being so informed, Mesa’s counsel shall promptly deliver to Amega the withheld amount less any amount required to be paid to the Division.

ARTICLE VIII

Miscellaneous

8.1  Notices.  Any notice, demand, claim or other communication under this Agreement shall be in writing and delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the Parties at the addresses as follows (or at such other addresses as shall be specified by the Parties by like notice):

If to Mesa:                                                                                                                                                                                   Mesa Laboratories, Inc.

12100 West Sixth Avenue

Lakewood, Colorado 80228

Attn: John J. Sullivan

President and CEO

Telephone:           303-987-8000

Facsimile:            303-987-8989

With a copy to:                                                                                                                                                          Andrew N. Bernstein, P.C.

8101 East Prentice Avenue

Suite 890

Greenwood Village, CO 80111

Attn: Andrew N. Bernstein, Esq.

Telephone:           303-770-7131

Facsimile:             303-770-7332

If to Amega or the                                                                                                                                            Anthony Amato

Sole Shareholder:                                                                                                                                                 164 Chippewa Trail

Medford, NJ 08055

Telephone: 609-868-7014

With a copy to:                                                                                                                                                            Capehart Scatchard PA

8000 Midlantic Drive

Suite 300 S

Mt. Laurel, New Jersey 08053

Attn: Betsy Ramos, Esq.

Telephone:  856-234-6800

Facsimile:   856-235 2786

Such notice shall be deemed delivered upon receipt against acknowledgment thereof if delivered personally, on the third business day following mailing if sent by certified mail, upon transmission against confirmation if sent by facsimile and on the next business day if sent by overnight courier.

8.2  Entire Agreement; Incorporation.  This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein contain every obligation and understanding between the Parties relating to the subject matter hereof and merges all prior discussions, negotiations, agreements and understandings, both written and oral, if any, between them, and none of the Parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein.  All schedules, exhibits and other documents and agreements executed and delivered pursuant hereto are incorporated herein as if set forth in their entirety herein.

8.3  Binding Effect.  Subject to Section 8.4 below, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

8.4  Assignment.  This Agreement may not be assigned by any Party without the written prior consent of the other Party.  Notwithstanding anything set forth herein to the contrary, as security for certain obligations Mesa has to JPMorgan Chase Bank, N.A., Mesa may assign to JPMorgan Chase Bank, N.A., without the consent of the other Party, its rights and remedies with respect to any of the representations, warranties, covenants and indemnities of Amega and the Sole Shareholder and/or all of its other rights under this Agreement and the other documents executed in connection herewith.

8.5  Waiver and Amendment.  Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the Party hereto entitled to the benefit thereof.  Any such waiver or extension shall be evidenced by an instrument in writing executed on behalf of the Party against whom such waiver or extension is sought to be charged.  No waiver by any Party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement.  No failure by any Party thereof to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of the former Party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other Party.  This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties hereto.

8.6  No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement, except as otherwise provided herein.

8.7  Severability.  In the event that any one or more of the provisions contained in this Agreement, or the application thereof, shall be declared invalid, void or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto.  The Parties further agree to replace such invalid, void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, void or unenforceable provision.

8.8  Expenses.  Except as otherwise provided herein, each Party agrees to pay, without right of reimbursement from the other Party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such Party in connection herewith.

8.9  Headings.  The table of contents and the section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

8.10  Other Remedies; Injunctive Relief.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  In any action at law or suit in equity to enforce this Agreement or the rights of the Parties hereunder, the prevailing Party in any such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.11  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Facsimile signatures shall be deemed valid and binding.

8.12  Remedies Exclusive.  Except in the case of fraud or equitable remedies expressly provided for herein, the Parties acknowledge and agree that the indemnification provisions set forth in Article V of this Agreement constitute the Parties’ sole and exclusive remedy with respect to any and all claims relating to the transactions contemplated by this Agreement.

8.13  Governing Law.  This Agreement has been entered into and shall be construed and enforced in accordance with the Laws of the State of Colorado, without reference to the choice of law principles thereof.

8.14  Jurisdiction and Venue.  This Agreement shall be subject to the exclusive jurisdiction of the courts of the State of Colorado.  The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Colorado by virtue of a failure to perform an act required to be performed in the State of Colorado and irrevocably and expressly agree to submit to the exclusive jurisdiction of the courts of the State of Colorado for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby.  The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the State of Colorado, and further irrevocably waive any claim that any suit, action or proceeding brought in the State of Colorado has been brought in an inconvenient forum.

8.15  Participation of Parties.  The Parties hereby agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

8.16  Further Assurances.  The Parties hereto shall deliver any and all other instruments or documents reasonably required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary instruments of transfer as may be necessary or desirable to transfer full and complete ownership of the Purchase Assets free and clear of any liens or Encumbrances.

8.17  Publicity.  No public announcement or other publicity concerning this Agreement or the transactions contemplated hereby shall be made without the prior written consent of both Mesa and Amega as to form, content, timing and manner of distribution; provided, however, that Mesa may make such disclosure as is and to the extent required by applicable law or the rules of the Nasdaq Stock Market.

(remainder of page intentionally left blank; signatures on following page)

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Agreement as of the day and year first above written.

MESA LABORATORIES, INC.		AMEGA SCIENTIFIC CORPORATION

By:	/s/ Glenn E. Adriance	By:	/s/ Anthony Amato
	Glenn E. Adriance		Anthony Amato
	Vice President and		President
Chief Sales and Marketing Officer

Date:	November 6, 2013	Date:	November 6, 2013

SOLE SHAREHOLDER
(Only with respect to Article IV, Sections 5.4, 5.5, and 5.6)

/s/ Anthony Amato
ANTHONY AMATO

Date:	November 6, 2013